EXHIBIT 1.1


                         ADVISORS DISCIPLINED TRUST 459

                                 TRUST AGREEMENT

                                                         Dated: October 18, 2011

     This Trust Agreement among Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Advisor's Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After August 5, 2004 (Including Advisor's Disciplined Trust, Series 13 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

    2. The Trustee is authorized and instructed to enter into, on behalf of the Trust, the confirmation related to the Share Basket Option Transaction for the Options set forth in Schedule A and all agreements incident thereto including, but not limited to the 2002 ISDA Equity Derivatives Definitions, the 1992 ISDA Master Agreement (Multi-Currency-Cross Border), the 1994 ISDA Credit Support Annex (New York Law-Bilateral Form) and the Collateral Account





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Control Agreement among the Trust, Barclays Bank PLC and The Bank of New York
Mellon, as securities intermediary (the "Option Agreement") and to consummate the transactions contemplated in each such Option Agreement as provided in
Section 2.01(g).

    3. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Understanding Your Investment--Statement of Financial Condition--Number of Units" in the Prospectus for the Trust.

    4. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, all Units will be held in uncertificated form and Unitholders may not request a certificate representing his or her Units.

    5. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Understanding Your Investment-- Statement of Financial Condition--Number of Units" in the Prospectus for the Trust.

    6. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Investment Summary--Fees and Expenses" in the Prospectus for the Trust.

    7. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

    8. The term "First Settlement Date" shall mean the third Business Day following the Initial Date of Deposit.

    9. The term "Mandatory Termination Date" shall mean the "Termination Date" set forth under "Investment Summary-Essential Information" in the Prospectus for the Trust.

   10. The term "Record Date" shall mean the "Record Dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

   11. Section 1.01(1) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Depositor' shall mean Advisors Asset Management, Inc. and its successors in interest, or any successor depositor appointed as hereinafter provided."

   12. Section 1.01(2) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Trustee' shall mean The Bank of New York Mellon and its successors in interest, or any successor trustee appointed as hereinafter provided."

   13. Section 1.01(3) of the Standard Terms and Conditions of Trust is replaced in its


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entirety with the following:

     "'Evaluator' shall mean Advisors Asset Management Inc., and its successors in interest, or any successor evaluator appointed as hereinafter provided."

   14. Section 1.01(4) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Supervisor' shall mean Advisors Asset Management Inc., and its successors in interest, or any successor evaluator appointed as hereinafter provided."

   15.  Section 1.01(32) is replaced in its entirety with the following:

     "'Percentage Ratio' shall mean with respect to a Trust, the percentage relationship among the Securities based on the notional amount of each Option per Unit, the principal amount of each Bond per Unit and the number of shares of each Equity Security per Unit compared to all Securities attributable to each Unit existing immediately prior to the related additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of a security."

   16. Section 1.01(42) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Securities' shall mean the Bonds, Equity Securities and Options, Contract Securities, delivery statements relating to 'when-issued' and/or 'regular way' contracts, if any, for the purchase of certain Securities and certified bank check or checks or Letter of Credit or Letters of Credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) hereof or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as part of a Trust.

   17. Section 1.01 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 1.01(54):

     "(55) 'Options' shall mean any put, call, straddle, option or privilege on a security or other asset, or on a group or index of securities or other assets (including any interest therein or based on the value thereof including delivery statements related to contracts, if any, for the purchase of certain securities and cash, certified or bank check or checks or letter of credit or letters of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed on Schedule A of the Trust Agreement, and any securities received in addition to, or in exchange, substitution or replacement for, such securities pursuant to Sections 2.01, 3.11 and 3.12 hereof, as may from time to time continue to be held as a part of the Trust).

     (56) 'Bonds' shall mean debt obligations, including delivery statements relating to


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'when issued' and/or 'regular way' contracts, if any, for the purchase of certain bonds and cash, certified or bank checks or checks or letter of credit or letters of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in Schedule A of the Trust Agreement, and any obligations received in addition to, or in exchange, substitution or replacement for, such obligations pursuant to Sections 2.01, 3.11, 3.12 and 3.19 hereof, as may from time to time continue to be held as part of the Trust.

     (57) 'Equity Securities' shall mean any equity securities of corporations or other entities (including such securities held in American Depositary Receipt ('ADRs') or similar form) including delivery statements related to contracts, if any, for the purchase of certain securities and cash, certified or bank check or checks or letter of credit or letters of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed on Schedule A of the Trust Agreement, and any securities received in addition to, or in exchange, substitution or replacement for, such securities pursuant to Sections 2.01, 3.11 and 3.12 hereof, as may from time to time continue to be held as a part of the Trust."

   18. Section 2.01(a) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(a) The Depositor, on the date of the Trust Agreement, has deposited, or has caused to be deposited, with the Trustee in trust the Securities listed in the Schedules attached to the Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver to the Trustee the Securities listed on said Schedules which were represented by Contract Securities within 90 calendar days after the date of the Trust Agreement (the "Delivery Period"). If a contract for such Contract Securities is terminated a party thereto for any reason beyond the control of the Depositor or if for any other reason the Securities to be delivered pursuant to such contract are not delivered to the Trust by the end of the Delivery Period, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in
Section 3.12. If the Depositor does not take the action specified in
Section 3.12 within 90 calendar days of the end of the Delivery Period, the Trustee shall forthwith take the action specified in Section 3.12."

   19. The first paragraph under Section 2.01(b) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(b) From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit, or as caused to be deposited, with the Trustee (i) additional Securities, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or purchase contracts relating to Contract Securities), and/or (ii) cash (or a Letter of Credit in lieu of cash) with instructions to purchase additional Securities, in an amount equal to the portion of the Unit Value of the Units created by such deposit attributable to the Securities to be purchased pursuant to such instructions. Instructions to purchase additional Securities shall be in writing, and shall specify the name of the Security, CUSIP number, if any, aggregate amount, price or price range and date to be


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
purchased. The Depositor may act as broker or agent to execute purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker, except by reason of its own gross negligence, lack of good faith or willful misconduct."

   20. Section 2.01 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 2.01(f):

     "(g) The Trustee is authorized and instructed to enter into, on behalf of the Trust, the Option Agreement and to consummate the transactions contemplated in such Option Agreement. The Trustee represents that all representations made by the Trustee in the Option Agreement are accurate. The Trustee agrees to take all actions and assume all responsibilities specifically imposed upon the Trustee by the Option Agreement. The Depositor shall have negotiated the terms of the Option Agreement and may act for the Trust in all matters arising under the Option Agreement and in all transactions involving the purchase, sale or other disposition of Options. The Trustee shall have no responsibility or liability for the form, validity or sufficiency of the Option Agreement or for the terms, price, value or validity of any Option transaction. The Trustee, on behalf of the Trust, is authorized and instructed to grant a security interest in and lien on any Securities in connection with the Option Agreement."

   21. Section 3.02 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "Section 3.02. Income Account. The Trustee shall collect the dividends, interest or other like cash distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12 hereof and interest accrued but unpaid prior to the date of deposit of the Securities) in trust and including that part of the proceeds of the sale, liquidation, redemption, prepayment or maturity of any Bonds or insurance payments thereon which represent interest thereon and credit such income to a separate account for each Trust to be known as the "Income Account."

     Any distributions received by the Trustee in a form other than cash (other than a non-taxable distribution of the shares of the distributing entity) shall be dealt with in the manner described in Section 3.11 and shall be retained or disposed of by a Trust according to those provisions. The proceeds of sale credited to the Income Account of the Trust. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

   22. Section 3.05(a) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:


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     "(a) The Trustee, as of the First Settlement Date shall advance from its own funds and shall pay to the Unitholders of a Trust then of record the amount of interest accrued on the Bonds deposited in such Trust. The Trustee shall be entitled to reimbursement for such advancement from interest received by the respective Trust before any further distributions shall be made from the Income Account to Unitholders of the Trust. The Trustee shall also advance from its own funds and pay the appropriate persons the amount of any interest which accrues on any "when, as and if issued" or "delayed delivery" Bonds deposited in a Trust from the First Settlement Date to the respective dates of delivery to the Trust of any such Bonds. Subsequent distributions shall be made as hereinafter provided. Subsequent distributions of funds from the Income Account of a Trust shall be made on the applicable Record Dates of a Trust as described herein.

     On or immediately after each Record Date, the Trustee shall satisfy itself as to the adequacy of the Reserve Account, making any further credits thereto as may appear appropriate in accordance with Section 3.04 and shall then with respect to each Trust:

         (i) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to itself individually the amounts that it is at the time entitled to receive pursuant to Section 7.04;

        (ii) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to counsel, as hereinafter provided for, an amount equal to unpaid fees and expenses, if any, of such counsel pursuant to Section 3.08, as certified to by the Depositor; and

       (iii) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to, or reserve for, the Depositor the amount that it is entitled to receive pursuant to
     Section 3.13."

   23. Section 3.05 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 3.05(a)(iii):

     "(iv) Notwithstanding any of the previous provisions, if a Trust has elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

   24. Section 3.05(b)(ii) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(ii)     For the purpose of this Section 3.05, the Unitholder's "Income
Distribution" shall be equal to such Unitholder's pro rata share of the cash balance in the Income Account computed as of the business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the


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Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates."

   25. The first paragraph of section 3.05(b)(i) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) plus such Unitholder's pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Securities or to purchase Securities contracted for pursuant to the Depositor's purchase instructions) computed as of the close of business on the Record Date immediately preceding such Distribution Date, provided, however, the Trustee shall not be required to make a distribution from the Capital Account unless the amount available for distribution shall equal at least $1.00 per Unit.

   26. The first paragraph of section 3.06 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "With each distribution from the Income or Capital Accounts of a Trust the Trustee shall set forth, either in the instrument by means of which payment of such distribution is made or in an accompanying statement, the amount being distributed from each such account and, if from the Income Account, the amount of accrued interest (uncollected and not available for distribution) on the Monthly Record Date for such distribution, each expressed as a dollar amount per Unit."

   27. Section 3.06(a)(1) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "(1) the amount of income received on the Securities including amounts received as a portion of the proceeds of any disposition of Securities and accreted original discount on the Bonds;"

   28. Section 3.07 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Section 3.07. Sale of Securities. (a) If necessary, in order to maintain the sound investment character of a Trust, the Depositor may direct the Trustee to sell or liquidate Securities in such Trust at such price and time and in such manner as shall be determined by the Depositor, provided that the Supervisor has determined, if appropriate, that any one or more of the following conditions exist with respect to the Securities to be sold:

         (i) that there has been a default on any of the Securities in the payment of principal, interest, dividends or other payments on or related to such Securities when due and payable;


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        (ii)   that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends on Equity Securities, or that there exists any legal question or impediment affecting such Equity Securities or the payment of dividends from the same;

       (iii) that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin any payment that becomes payable on the Options under any Option Agreement, or that there exists any legal question or impediment affecting such Options or payments that become payable under the Option Agreement;

        (iv) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends from the Equity Securities, the payment of any amounts payable under any Option Agreement for the Options, or the debt service on the Bonds, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

         (v) that there has been a default in the payment of dividends, interest, principal of or income or premium, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;

        (vi) that the price of any Security has declined to such an extent or other such credit factors exist so that in the opinion of the Supervisor, as evidenced in writing to the Trustee, the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders;

       (vii) that all of the Securities in the Trust will be sold pursuant to termination of the Trust pursuant to Section 9.02 hereof;

      (viii)   that such sale is required due to Units tendered for redemption;

        (ix) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Supervisor the sale or tender of the Security is in the best interest of the Unitholders;

         (x) with respect to an Index Trust, that the Security has been removed from the Trust's Target Index;

        (xi) with respect to an Index Trust, that the Security is over-represented in the Trust's portfolio in comparison to such Security's weighting in the Trust's Target Index;

       (xii) if the Trust has not elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that the sale of such Securities is required in order to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes;


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      (xiii)   if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust;

       (xiv) that as result of the ownership of the Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297 (a) of the United States Internal Revenue Code of 1986, as amended.

        (xv) that any action or proceeding has been instituted in law or equity seeking to restrain or enjoin the payment of principal or interest on any Bonds, attacking the constitutionality of any enabling legislation or alleging and seeking to have judicially determined the illegality of the issuing body or the constitution of its governing body or officers, the illegality, irregularity or omission of any necessary acts or proceedings preliminary to the issuance of such Bonds, or seeking to restrain or enjoin the performance by the officers or employees of any such issuing body of any improper or illegal act in connection with the administration of funds necessary for debt service on such Bonds or otherwise; or that there exists any other legal question or impediment affecting such Securities or the payment of debt service on the same;

       (xvi) that any Bonds are the subject of an advanced refunding. For the purposes of this Section 3.07(a)(xv), "an advanced refunding" shall mean when refunding bonds are issued and the proceeds thereof are deposited in an irrevocable trust to retire the Bonds on or before their redemption date;

      (xvii) that as of any Record Date any of the Bonds are scheduled to be redeemed and paid prior to the next succeeding Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Capital Account at least $1.00 per Unit; or

     (xviii)   that such sale is required to satisfy amounts payable pursuant to any Option Agreement.

   (b) In the event a Security is sold pursuant to Section 3.07(a)(v) as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, then the Depositor may, but is not obligated, to direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the Initial Date of Deposit.

   (c) In the event a Security is sold pursuant to Section 3.07(a)(ix) and the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal


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Revenue Code of 1986, as amended, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any security which replaces such Security as a component of the Trust's Target Index or, if no security so replaces such Security, into any other Securities which are under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index. In the event a Security is sold pursuant to
Section 3.07(a)(x) and the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Depositor may direct the reinvestment of the proceeds of the sale of such Security, to the extent practicable, into any other Securities which are under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of the Trust to reinvest such proceeds into round lots of a Security.

   (d) Upon receipt of such direction from the Depositor, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction, and upon the receipt of the proceeds of any such sale or liquidation, after deducting therefrom any fees and expenses of the Trustee connected with such sale or liquidation and any brokerage charges, taxes or other governmental charges shall deposit such net proceeds in the applicable Capital Account; provided, however, that the Trustee shall not liquidate or sell any Bonds upon receipt of a direction from the Depositor pursuant to Section 3.07(a)(xvi), unless the Trustee shall receive on account of such sale or liquidation the full principal amount of such Bonds, plus the premium, if any, and the interest accrued and to accrue thereon to the date of the redemption of such Bonds.

   (e) The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.07."

   29. Section 3.09 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Section 3.09. Notice and Sale by Trustee. If at any time a dividend (once due and payable) on any of the Equity Securities shall not have been paid, any amount payable to a Trust under any Option Agreement shall not have been paid, or the principal or interest on any of the Bonds shall be in default and not paid or provisions for payment thereof shall not have been duly made, within thirty days, the Trustee shall notify the Depositor thereof. If within thirty days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee may in its discretion sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale."

   30. Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "In the event that the Trustee shall have been notified at any time of any action to be


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taken or proposed to be taken by holders of the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any matter relating to the Securities), the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action as the Depositor shall in writing direct; provided, however, that if the Depositor shall not within five Business Days of the giving of such notice to the Depositor direct the Trustee to take or refrain from taking any action, the Trustee shall take such action or refrain from taking any action, (i) so as to insure that the Equity Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are shares of such Equity Securities that are held by owners other than the Trust and (ii) as it, in its sole discretion, shall deem advisable with respect to the Options and Bonds.

     In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall at the direction of the Depositor, vote for or against, or accept or reject, any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property. The Depositor may rely on the Supervisor in so advising the Trustee. The cash received in such exchange and cash proceeds of any such sales shall, in the following priority, be (1) with respect to an Index Trust, reinvested, to the extent practicable, into any Securities which are underrepresented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index or (2) with respect to all Trusts, distributed to Unitholders in the manner set forth in Section 3.05. Without limiting the generality of the foregoing, in determining whether reinvestment is practicable with respect to an Index Trust, the Depositor may, but is not obligated to, specifically consider the ability of the Index Trust to reinvest such proceeds into round lots of a Security.

     Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this Section 3.11."

   31. Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "(a) The Replacement Securities shall be Securities as originally selected for deposit in the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for deposit in the Trust;"

   32. The third paragraph of Section 3.13 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.13 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the

Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   33. The Depositor's annual compensation as set forth under Section 3.13 shall be that dollar amount per Unit set forth under "Investment Summary--Fees and Expenses--Annual operating expenses--Supervisory, evaluation and administration fees" in the Prospectus for the Trust.

   34. Section 3.14 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the second paragraph:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.14 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   35. Section 3.15 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the first paragraph:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.15 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   36. The Standard Terms and Conditions of Trust shall be amended to include the following sections:

     "Section 3.18. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews

     Section 3.19. Refunding Bonds. In the event that an offer shall be made by an obligor of any of the Bond in a Trust to issue new obligations in exchange and substitution for any issue of Bonds pursuant to a plan for the refunding or refinancing of such Bonds, the Depositor shall instruct the Trustee in writing to reject such offer and either to hold or sell such Bonds, except that if
(1) the issuer is in default with respect to such Bonds or (2) in the opinion of the Depositor, given in writing to the Trustee, the issuer will probably default with respect to such Bonds in the reasonably foreseeable future, the Depositor shall instruct the Trustee in writing to accept or reject such offer or take any other action with respect thereto as the Depositor may deem proper. Any obligation so received in exchange shall be deposited hereunder and shall be subject to the terms and conditions of this Indenture to the same extent as the Bonds originally deposited hereunder. Within five days after such deposit, notice of such exchange and deposit shall be given by the Trustee to each Unitholder of such Trust, including an identification of the Bonds eliminated and the securities substituted therefor.

     Section 3.20. Trustee Not Required to Amortize. Nothing in this Indenture, or otherwise, shall be construed to require the Trustee to make any adjustments between the Income and Capital Accounts of any Trust by reason of any premium or discount in respect of any of the Bonds."

   37. Section 5.01 of Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     Section 5.01. Evaluation of Securities. (a) The Evaluator shall determine separately, and shall promptly furnish to the Trustee and the Depositor upon request, the value of each issue of Securities (including Contract Securities) ("Evaluation") as of the Evaluation Time (i) on each Business Day during the period which the Units are being offered for sale to the public and (ii) on any other day on which a Trust Evaluation is to be made pursuant to Section 6.01 or which is requested by the Depositor or the Trustee. As part of the Trust Evaluation, the Evaluator shall determine separately and promptly furnish to the Trustee and the Depositor upon request the Evaluation of each issue of Securities initially deposited in a Trust on the Initial Date of Deposit. The Evaluator's determination of the offering prices of the Securities on the Initial Date of Deposit shall be included in the Schedules attached to the Trust Agreement.

   (b) During the initial offering period of a Trust (as determined by the Depositor) such Evaluation shall be made in the following manner: if the Securities are listed on a national or foreign securities exchange, such Evaluation shall generally be based on the last available closing sale price at or immediately prior to the Evaluation Time on the exchange which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available closing sale price on such exchange or market at the last available ask or offering prices of the Securities. If the Securities are not so listed or, if so listed and the principal market therefor is other than on such exchange, or if there is no such available sale price on such exchange or if the Evaluator determines that such price is inappropriate as a basis for evaluation, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate:

         (i) in the case of Equity Securities, on the basis of (1) current ask or offering price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation), (2) if current ask or offering prices are not available for the Equity Securities, on the basis of current ask or offering prices for comparable securities, (3) by determining the valuation of the Equity Securities on the ask or offering side of the market by appraisal, (4) by causing the value of the Equity Securities to be determined by others engaged in the practice of evaluation, quoting or appraising comparable securities or (5) by any combination of the above;

        (ii) in the case of Options, on the basis of the Evaluator's good faith determination of the Options' fair value at its reasonable discretion taking into consideration factors including, but not limited to, (1) the net amount to be paid or received by the Trust in connection with an early termination of Options as determined pursuant to the Option Agreement on the valuation date by the counterparty to the Options, (2) current ask prices for the Options as obtained from investment dealers or brokers who customarily deal in options comparable to the Options held by the Trust,
     (3) ask prices for comparable options or securities and (4) by any combination of the above; and

       (iii) in the case of Bonds, on the basis of (1) current offering prices of the Bonds, (2) if offering prices are not available for any particular Bond, on the basis of current offering prices for comparable securities, (3) by determining the value of the Bonds on the offer side of the market by appraisal or (4) by any combination of the above.

     If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange at or immediately prior to the Evaluation Time. For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

   (c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b), on the basis of the bid side value of the relevant currency exchange rate expressed in U.S. dollars and, except in those cases in which the Securities are listed on a national or foreign securities exchange and the last available sale prices are utilized, on the basis of the last available bid side price of the Securities or comparable securities, as applicable. In addition, the Evaluator may reduce the Evaluation of each Security which is principally traded outside of the United States by the amount of any liquidation costs (other than brokerage costs incurred on any securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

   38. The first paragraph of Section 6.01 of Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Income and Capital Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.02 and 3.03 hereof and
(2) moneys credited to the Reserve Account pursuant to Section 3.04 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and additional Securities for which purchase contracts have been entered into pursuant to the Depositor's instructions pursuant to clause (ii) of the first sentence of Section 2.01(b), less the purchase price of such contracts) on deposit in such Trust (such Evaluation to be made on the basis of the aggregate underlying value of the Securities as determined in
Section 5.01(b) for the purpose of computing redemption value of Units as set forth in Section 6.02 hereof), plus (iii) all other income from the Securities (including dividends receivable on the Equity Securities trading ex-dividend as of the date of such valuation and including interest accrued on the Bonds not subject to collection and distribution) as of the Evaluation Time on the date of such Evaluation together with all other assets of such Trust. For each such computation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of computation, (iii) amounts representing unpaid organization costs, (iv) if the Prospectus for a Trust provides that the creation and development fee, if any, accrues on a daily basis, amounts representing unpaid accrued creation and development fees, (v) if the Prospectus for a Trust provides that the deferred sales charge, if any, accrues on a daily basis, amounts representing unpaid accrued deferred sales charge, and (vi) any moneys identified by the Trustee, as of the date of such computation, as held for distribution to Unitholders of record as of an Income or Capital Account Record Date, or for payment of the Redemption Price of Units tendered, prior to such date. The resulting figure is herein called a "Trust Evaluation." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "Unit Value." Amounts receivable by the Trust in foreign currency shall be reported to the Evaluator who shall convert the same to U.S. dollars based on current exchange rates, in the same manner as provided in Section 5.01(b) or 5.01(c), as applicable, for the conversion of the valuation of foreign Securities, and the Evaluator shall report such conversion with each Evaluation made pursuant to Section 5.01."

   39. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may request a distribution of Securities in-kind pursuant to Sections 6.02, 6.05 or 9.02.

   40. The first sentence of Section 6.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "Any Unit tendered for redemption by a Unitholder or his duly authorized attorney to the Trustee at its unit investment trust division office, currently at 111 Sanders Creek Parkway, East Syracuse, NY 13057, tendered by means of an appropriate request for redemption in form approved by the Trustee shall be redeemed by the Trustee no later than the seventh calendar day following the day on which tender for redemption is made, provided that if such day of redemption is not a Business Day, then such Unit shall be redeemed on the first Business Day prior thereto (being herein called the "Redemption Date")."

   41. Section 7.01 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 7.01(m):

     "(n) the Trustee shall be under no liability for entering into the Option Agreement or any Option or for its actions or failure to act under or in accordance with such Option Agreement or Option except for its own gross negligence, bad faith or willful misconduct."


   42. The first sentence of Section 7.04 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "For services performed under this Indenture the Trustee shall be paid an annual fee in the amount per Unit set forth in the Trust Agreement, which fee shall accrue daily and be computed based on the number of Units outstanding as of January 1 of such year except for a Trust during the year or years in which an initial offering period as determined in Section 5.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year)."

   43. The first sentence of the second paragraph of Section 7.04 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "The Trustee shall be indemnified ratably by the affected Trusts and held harmless against any loss or liability accruing to it without gross negligence, bad faith or willful misconduct on its part arising out of or in connection with the acceptance or administration of the Trust (including, but not limited to, the execution and administration of the Option Agreement), including the cost and expenses (including counsel fees) of defending itself against any claim of liability in the premises."

   44. The Trustee's annual compensation as set forth under Section 7.04 shall be $1.05 per Unit.

   45. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the

Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust has elected to be taxed as such under the United States Internal Revenue Code of 1986, as amended, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust has not elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Securities other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units without the consent of all affected Unitholders.

   (b)  Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.

   (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment."

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                Advisors Asset Management, Inc.


                                By     /s/ ALEX R. MEITZNER
                                  ------------------------------
                                      Senior Vice President




                            CORPORATE ACKNOWLEDGMENT

STATE OF KANSAS        }
                       }ss.
COUNTY OF SEDGWICK     }

     On the 18th day of October in the year 2011, before me personally came
Alex R. Meitzner, to me known, who, being by me duly sworn, did depose and say that he resides in Wichita, Kansas; that he is Senior Vice President, of Advisors Asset Management, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said corporation.


                                  /s/ CYNTHIA D. WILES
                                --------------------------------

                                  Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                THE BANK OF NEW YORK MELLON


                                By     /s/ GERARDO CIPRIANO
                                  -----------------------------
                                             Vice President



                            CORPORATE ACKNOWLEDGMENT


STATE OF NEW YORK      }
                       }ss.
COUNTY OF KINGS        }

     On the 18th day of October in the year 2011, before me personally came Gerardo Cipriano to me known, who, being by me duly sworn, did depose and say that he resides in Brooklyn, New York; that he is a Vice President of The Bank of New York Mellon, the company described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said company.


                                /s/  KEVIN MA
                                --------------------------------

                                Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

                          SCHEDULE A TO TRUST AGREEMENT

            SECURITIES INITIALLY DEPOSITED AND CAUSED TO BE DEPOSITED

                                       IN

                         ADVISORS DISCIPLINED TRUST 459

          Incorporated herein by this reference and made a part hereof is the schedule set forth under "Portfolio" in the Prospectus for the Trust.